Granite Falls Energy LLC

Producing Renewable Energy for a Cleaner Environment!



From the desk of Steve Christensen

Chief Executive Officer/General Manager

September 2014

Three quarters down and one to go in what appears to be a high scoring game. Oops, this is ethanol, not football. But, for those of you that have taken time to review the 3rd quarter results, we are having a good year. Margins have stayed strong, longer than expected, but we are beginning to see the signs of oversupply and downward margin pressure especially in the January thru March, 2015 time frame.

The Board has done a couple of things to be able to ride through the volatile commodity cycles. The first thing is to keep the balance sheet strong. Currently we have cash in the bank and no debt. The second thing is the Board's commitment to keep the plant in tip top shape. This helps us achieve high yields and be efficient so that we make money even when others don't.

The same philosophy has been followed with our acquisition of majority interest in Heron Lake Bio Energy. The Board has followed a narrow focus on debt reduction and improving the balance sheet along with getting the plant in good maintenance condition. As you review the 3rd quarter results for HLBE, you will see the remarkable progress we have made in the financial condition of HLBE along with the substantial contribution to Granite Falls Energy profit.

Granite Falls Energy, LLC
is preparing for its
March 2015 annual members meeting
and the governor elections
that will take place at that meeting.

There is a link on our website, www.granitefallsenergy.com, for a questionnaire for all potential candidates to complete. The purpose of this questionnaire is to obtain information from potential governor nominees so the company's nominating committee is able to recommend nominees for election to the Board of Governors.

Please complete, sign, date and mail this questionnaire via certified mail, return receipt requested no later than November 1, 2014 to be considered.

For further information, refer to the questionnaire or contact the Granite Falls Energy office at 320-564-3100

Happy Harvest from the Finance and Administration Staff!



Stacie Schuler
Chief Financial Officer/Controller

We have filed the 3rd quarter Form 10-Q for the fiscal quarter ended July 31, 2014. Reports can be viewed by following the "SEC Compliance" link on our website www.granitefallsenergy.com. We have had a very good year as you will see on the financial reports. The net income for the nine months ended July 31, 2014 is $37.2M, and cash is strong at $17.6M. Please take some time to read through the report. Give us a call if you need assistance in obtaining the report. Please remember that our GFE financial statements are consolidated to reflect the financial condition and results of operations of Heron Lake BioEnergy, LLC (HLBE) as well. The HLBE SEC filings can be found by following the SEC link on www.heronlakebioenergy.com.

For those of you who are interested in the unit trading activity, or wish to buy or sell units, please follow the "Trading Capital Units" link on our website. By following the link to the FNC Ag Stock website, you will see units listed for sale, recent sales and offers to buy.

SPECIAL NOTE TO NON-MINNESOTA RESIDENTS:

AWC forms will be mailed to our non-Minnesota resident investors by the end of October. We ask that you have these returned to us as soon as possible once you receive, but no later than December 26th. For those of you that do not send back your signed AWC forms, we will be filing our return and paying to the State of Minnesota on your behalf at the maximum state tax rate. Please give us a call if you have any questions regarding the AWC forms.

As always, we ask that you please notify us if you have had any change of address this past year. We want to be sure that all information is addressed correctly so it reaches you timely.

Greetings GFE investors!



Eric Baukol
Risk Manager

My kids are back in school, the fields are starting to turn, I've been to a couple of high school football games, and have seen some sugar beets being picked, so fall is clearly upon us. Please remember to be careful out there as the roads now have additional traffic via school busses, kids standing at bus stops, and will soon have harvest traffic going full speed ahead.

On September 11th, we got a look at the September WASDE report, which showed an expected yield of 171.7 bushels per acre for an expected production of 14.395 billion bushels of corn. With a 2013/14 carry in of 1.18 billion bushels and an estimated use of 13.6 billion bushels, the USDA expects a carry out for the 2014/15 crop year of 2 billion bushels. The corn market has been trending lower since the fall of 2012, and based on these reported numbers there is enough corn around to limit higher moves. That being said, the corn market is large, developed, and international, and I would expect that the corn market will be able to buy demand in an efficient manner at lower flat price levels.

On the ethanol side, it is a bit different. Ethanol remains the cheapest octane in the world, but how efficient will the market be when it is time to buy demand? There are really only two ways that we can increase demand for ethanol - higher level blends in domestic gasoline (E15, E85, blender pumps) or through exports. Higher level blends are generally cheaper than standard E10 and have proven to be great fuels, which benefits consumers. However, there remain some regulatory hurdles at the federal level and in some states, that have made widespread availability of E15 difficult thus far. The export market has been critical the last couple of years in sustaining a positive market for ethanol while the industry has out produced our domestic needs. In addition, it appears the industry will continue to produce more ethanol than we can use domestically as plants that have been off line for an extended period of time are now producing ethanol again. This will likely test the world's appetite for ethanol, as well as test our domestic transportation logistics, as we look ahead to 2015.

Have a safe and prosperous fall,

Eric Baukol

Producing Renewable Energy for a Cleaner Environment!

Hello again!

This past summer has flown by as they always do. As I write this article we are getting ready for our fall scheduled maintenance outage (our 19th outage since the plant was built) to commence the end of September. Mother Nature was kind to us this past summer from a weather interruption standpoint. We experienced one electrical power blip when a bird tripped a grid circuit breaker knocking out our sub-station and high water in the river loading up silt in our river intake system; otherwise a pretty quiet spring and summer.



Robin Spaude
Plant Manager

Major Projects Completed/Near Completion over the past 6 months:

-We renovated our fire sprinkler protection system updating our distillation and evaporation by adding two dry loop systems. The fire protection insurance industry had recommended the changes that were recently installed. Work was completed in June with deluge testing to take place during our fall outage. To observe over 20,000 gallons of water dumped/sprayed in distillation in less than 5 minutes is an impressive sight to see!

-We commenced with remodeling of our administration building with anticipated completion early to mid-fall. We are utilizing the same contractors that built the original building. We are adding more office space to this building and also making some HVAC and lighting enhancements to the building interior and exterior as well.

-We are near completion of an improved corn oil loadout system that provides for not only better spill containment, but also improves operations safety while loading corn oil tanker trucks. We anticipate the improvements will also alleviate the bottlenecks that can occur when the current load-out wet cake pad is congested with modified DDGS and corn oil loading at the same time. This new system will also give us the capability to more than double our future corn oil storage capacity and provide for the flexibility of having corn oil storage with a new anti-oxidant additive to support certain bio-diesel niche markets.

Plant Operations and Maintenance:

Your plant has now been in operation for 9 years. There were no surprises encountered while dismantling and inspecting equipment during our April outage. An example of a major accomplishment this past April was getting half of our tank farm storage tanks emptied, inspected and cleared for another ten years of use before re-inspecting again. Only negligible deterioration was noted. We did all of this while still maintaining on-time shipping schedules of our product to the customers. The balance of these tanks will get inspected during our fall outage and that puts us over a year ahead of our Dec 31, 2015 deadline as mandated by the MPCA Above Ground Storage Tank (AST) permit and API (American Petroleum Institute) standards.

Fermentation, beer mash/cooler heat exchangers are experiencing mash abrasion to the plates after 9 years of running and require plate changes, plate reshuffling within the heat exchanger frame and adding more plates for improved heat transfer. The balance of this work will be completed during our fall outage as well. This will give us another 3-5 years of use without major expense before having to repeat this process.

From an operations standpoint our production folks have done a fantastic job in getting our ethanol, DDGS and corn oil produced and shipped timely despite some challenges that still exist with Class 1 rail logistics that have carried on through the spring and summer. Our local rail line (TC&W RR) has worked hard at giving us a timely handoff of rail cars once they get their hands and power hooked to them. Since the first of this year we have consistently shipped two unit trains (80 car minimum) of ethanol and numerous single rail cars each month in spite of industry delays. The same has applied to distiller's grain rail sweeps moving twice per month in addition to a multitude semi trucks hauling to barge terminals on the Mississippi River. The transportation logistics have forced us to be much more flexible with how we run our plant and the work hours needed to get the job done. It could not have happened without the dedication of our employees.

From a logistics standpoint we must load a minimum of 6 rail tank cars every day, seven days a week, to just stay current with production, a minimum of five DDG rail gondola cars each day, seven days a week and dump 20 rail cars of corn each day and so on just to support daily production. In pure truck transportation numbers it would be 23 ethanol tanker trucks loaded everyday, 18 semis per day for DDGS and receive 70 semis per day of corn to keep up with daily grind. Throw in a blizzard day, late return of ethanol tank car unit train or DDG sweep train, a flooded out rail line or road and the product storage and shipping can get real challenging. It is usually a combination of rail and truck service daily at our plant.

Equipment has to run smoothly as well and our maintenance team continues to do extremely well at taking care of your plant, putting good, permanent fixes/equipment improvements to routine preventative maintenance as well as the recurring issues with equipment. Simple little things like a loose electrical wire can cause the proverbial "train wreck" shutting the plant down for a few minutes or hours.

I am happy to report that we ran 358 days of production in the past 365 days versus an operating budget of 357 days/yr. That says a lot about our plant up-time.

I touched briefly on our river intake system. It has been operating strong and steady since modifying the intake locations last fall. We will pull the original turbine lift pumps for inspection this fall to determine what the silt loading, especially from this spring and previous years, has contributed to wear. These pumps have run 8 years on the river with no mechanical glitches.

Have an enjoyable fall to all as well as a safe and bountiful harvest for the farmers!



Paul Enstad
Chairman of the Board of Governors

Greetings to all Granite Falls Energy Investors

We are well into our last quarter for our fiscal year which ends on October 31st, 2014. It looks like Granite Falls Energy will experience a very profitable year. This is exciting for management, the Board of Governors, all employees and of course, you, the investors. Please view our website and link on to the SEC filings to study our third quarter and nine months results. You will notice that our corn costs were lower and our ethanol prices per gallon were lower. Corn prices fell more rapidly than ethanol prices and the balance created exceptionally strong margins.

We just came through a strong consumer summer driving season that kept the market for our ethanol steady. The blenders have been busy including as much ethanol into the mix as they can. The spread between ethanol and unleaded gasoline has been very good for most of the year. The nation's corn crop looks promising to hold our costs down. Supplies of ethanol have been very tight all year. The cyclical nature of this business has provided Granite Falls Energy with a potential record setting year. Our conservative risk management strategies have positioned us nicely to weather any potential downturns and market volatility.

We are nearing our fall shut down time for maintenance and repairs. It is important to have these periodic shutdowns to keep the plant efficient and in good working order. As the plant gets some age on it, the shutdowns have the potential to be more extensive. Because we have a good program in place, employees handle these shutdowns very well and get the plant back to full production as soon as possible. Their experience is the key.

Your Company will not become complacent - we continue to look to the future while keeping an eye on the near term. Our goal is to be profitable now and into the future. While working toward this goal, we have the best interests of the investors in mind and always remember that we work for you. Your Board's decision to invest a controlling interest into Heron Lake Bioenergy has generated great returns on that investment. The risk versus reward on that investment has exceeded our expectations. Again, for more detailed information, please link on to the SEC filings for the reports.

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our extended future operations and actions. These forward-looking statements are only our predictions based on current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter. We qualify all of our forward-looking statements by these cautionary statements.

15045 Hwy. 23 SE
Granite Falls, MN 56241
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